____________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ___Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ___Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ___Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ___Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________________________________________________________

TABLE OF CONTENTS
Page
Section 1 – Registrant’s Business and Operations	1

Item 1.01 – Entry into a Material Definitive Agreement	1

Section 2 – Financial Information	3

Item 2.01 – Completion of Acquisition or Disposition of Assets	3

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant	3

Section 8 – Other Events	3

Item 8.01 – Other Events	3

Section 9.01 – Financial Statements and Exhibits	4

(a) Financial statements of business acquired
9.01(a)(1) - Financial Statements and Report of Independent Registered Public Accounting Firm of AROC Energy, L.P.	F-1
(b) Pro forma financial information
9.01(b)(1) - Unaudited Pro Forma Condensed Consolidated Financial Statements of GeoResources, Inc.	H-1
(c) Shell company transactions – none
(d) Exhibits - none

Signature	5

i

The purpose of this Amendment No. 1 to this Form 8-K, (which was originally filed on October 22, 2007), is to provide the required financial statements and information pursuant to Item 9.01.  This Amendment also includes the description of the transactions and verbiage from the original filing.  In all other respects, the verbiage, information and exhibit included in the original filing of this Form 8-K are hereby incorporated by reference.

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Limited Partner Interest Purchase and Sale Agreement

On October 16, 2007, GeoResources, Inc. (the “Registrant”), through its subsidiary AROC Oil & Gas, L.L.C. (“AROC”), entered into a Limited Partner Interest Purchase and Sale Agreement (the “Purchase Agreement”) with an unaffiliated company, TIFD III-X LLC (“TIFD”) for the acquisition (the “Acquisition”) of 98% of AROC Energy, LP (the “Limited Partnership”).

Prior to the execution of the Purchase Agreement, TIFD owned 98% (the “Interest”) of the Limited Partnership and the Registrant, through a wholly owned subsidiary, was the general partner of the Limited Partnership, owning 2% of the Limited Partnership.  The Acquisition includes oil and gas properties located in Louisiana, the Gulf Coast, South Texas, the Permian Basin and the Black Warrior Basin.

Under the Purchase Agreement, the Registrant purchased the Interest from TIFD for a cash purchase price of $91,100,000 (the “Purchase Price”) and paid $12,952,000 to cancel the Limited Partnership’s oil and gas hedge contracts.  These costs were funded with cash of $8,052,000 and borrowings of $96.0 million under an Amended and Restated Credit Agreement described below.  The purchase and sale of the Interest was effective on the date of closing of the Purchase Agreement, October 16, 2007 and resulted in the Registrant’s total ownership percentage in the Limited Partnership to be 100%.  The Registrant intends to dissolve the Limited Partnership as soon as practicable.

The Purchase Agreement also contains mutual indemnification provisions.

Amended and Restated Credit Agreement

On October 16, 2007, the Registrant, as borrower, entered into an Amended and Restated Credit Agreement (the “Amendment”) with Wachovia Bank, National Association (“Wachovia”), as Administrative Agent, Issuing Bank, Sole Lead Arranger and Sole Bookrunner (the “Lender”).

Pursuant to the Amendment, the Registrant secured an Amended and Restated Senior Secured Revolving Credit Facility (the “Amended Credit Facility”), which is available to provide financing to the Registrant of up to $200.0 million.

The initial borrowing base of the Amended Credit Facility is $110.0 million, and is subject to redetermination on June 1 and December 1 of each year.  The amounts borrowed under the Amendment bear interest at either (a) the London Interbank Offered Rate (“LIBOR”) plus 1.50% to 2.25% or (b) the prime lending rate of Wachovia plus .5% to 1.25%, depending on the amount borrowed under the Amended Credit Facility.  Principal amounts outstanding under the Amended Credit Facility are due and payable in full at maturity, October 16, 2010.

Additional payments due under the Amended Credit Facility, include paying a commitment fee to the Lender in respect of the unutilized commitments thereunder.  The commitment rate is 0.375% to 0.50% per year depending on the amount of borrowing base utilization.  The Registrant is also required to pay customary letter of credit fees.

All of the obligations under the Amended Credit Facility, and the guarantees of those obligations, are secured by substantially all of the Registrant’s assets.

The Amended Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Registrant’s ability to incur additional indebtedness, create liens on assets, make investments, enter into sale and leaseback transactions, pay dividends and distributions or repurchase its capital stock, engage in mergers or consolidations, sell certain assets, sell or discount any notes receivable or accounts receivable and engage in certain transactions with affiliates.

In addition, the Amended Credit Facility requires the Registrant to maintain the following financial covenants: a current ratio of not less than 1.0 to 1.0, a funded debt to EBITDA ratio of not greater than 4.0 to 1.0 and an interest coverage ratio, which is the ratio of the EBITDA for the four most recently completed quarters ending on such date compared to the cash interest payments made for such fiscal quarters, of not less than 3.0 to 1.0.  The Amended Credit Facility contains customary affirmative covenants and defines events of default for facilities of this type, including failure to pay principal or interest, breach of covenants, breach of representations and warranties, insolvency, judgment default, a change of control and if Frank A. Lodzinski ceases to serve as President and Chief Executive Officer of the Registrant and Wachovia does not approve of Mr. Lodzinski’s successor.  Upon the occurrence and continuance of an event of default, the Lenders have the right to accelerate repayment of the loans and exercise their remedies with respect to the collateral.

Scott R. Stevens, a director of the Registrant, is a Principal of Wachovia Capital Partners, which is the principal investing arm of Wachovia Corporation and, which owns 1,888,560 shares of the Registrant’s outstanding common stock.  Mr. Stevens disclaims beneficial ownership of any of these shares.  Wachovia Bank, National Association is a subsidiary of Wachovia Corporation.

Hedge Agreements

Pursuant to Amended Credit Agreement, the Registrant entered into hedging agreements with Wachovia Bank dated October 17, 2007.  The following hedges were entered into:

Year	Oil Volume, BOPM	Oil Swap, $/bbl	Gas Volume, MCFPM	Gas Floor, $/mmbtu	Gas Cap, $/mmbtu
2008	26,167	$80.19	136,420	$7.00	$9.80
2009	30,667	$76.00	22,960	$7. 00	$10.75
2010	26,833	$74.71	107,250	$7. 00	$9.90
2011	23,500	$74.37	89,920	$7. 00	$9.20

SECTION 2 – FINANCIAL INFORMATION

Item 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

A description of the Acquisition is contained in, or incorporated by reference to Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

A description of the Amendment is contained in, or incorporated by reference to Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference.

SECTION 8 – OTHER EVENTS

ITEM 8.01 OTHER EVENTS.

On October 17, 2007, the Registrant issued a press release announcing, among other things, that the Registrant had entered into the Limited Partner Interest Purchase and Sale Agreement and Amended and Restated Credit Agreement as described above.  This press release is filed as Exhibit 99.1 to this Current Report and incorporated by reference as if set forth in full.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and pursuant to Item 2.02 of Form 8-K will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Financial statements of business acquired:

9.01(a)(1) - Audited Financial Statements and Report of Independent Registered Public Accounting Firm – AROC Energy, L.P.

	Report of Independent Registered Public Accounting Firm	F-1
	Balance Sheets as of December 31, 2006 and 2005 and unaudited Balance Sheet as of September 30, 2007	F-2
	Statements of Income (Loss) for the years ended December 31, 2006 and 2005 and for the nine months ended September 30, 2007 and 2006	F-3
	Statements of Partner’s Capital and Comprehensive Income (Loss) for the period from January 1, 2005 to September 30, 2007	F-4
	Statements of Cash Flows for the years ended December 31, 2006 and 2005 and for the nine months ended September 30, 2007 and 2006	F-5
	Notes to Financial Statements for the years ended December 31, 2006 and 2005	F-6

(b)	Pro forma financial information:

9.01(b)(1) - Unaudited Pro Forma Condensed Consolidated Financial Statements of GeoResources, Inc.

	Introduction	H-1
	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2007	H-2
	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2006	H-3
	Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 2007	H-4
	Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	H-5

          (c)                Shell company transactions.

               Not applicable.

      (d)                Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	News Release issued by GeoResources, Inc. on October 17, 2007. (1)

(1) Filed as Exhibit 99.1 with the original filing of this Form 8-K on October 22, 2007.

FINANCIAL STATEMENTS OF AROC ENERGY, L.P.

Report of Independent Registered Public Accounting Firm

The Partners
AROC Energy, L.P.

We have audited the accompanying balance sheets of AROC Energy, L.P. as of December 31, 2006 and 2005, and the related statements of income (loss), partners’ capital and comprehensive income (loss), and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AROC Energy, L.P. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Houston, Texas
April 6, 2007

AROC Energy, L.P.
(a Texas limited partnership)
BALANCE SHEETS

	December 31,	December 31,	September 30,
	2005	2006	2007
ASSETS			(Unaudited)
Current assets:
Cash	$12,424,615	$9,664,561	$7,017,374
Accrued oil and gas revenues	4,822,074	2,906,266	3,653,748
Accounts receivable - General Partner	3,680,922	2,201,141	2,799,816
Prepaid expenses	544,504	1,557,959	1,294,881
Total current assets	21,472,115	16,329,927	14,765,819

Oil and gas properties, successful efforts methods	82,463,740	93,484,737	98,499,334
Less accumulated depreciation, depletion and amortization	(17,899,910)	(23,143,690)	(27,435,259)
Net property and equipment	64,563,830	70,341,047	71,064,075
Other assets:
Restricted cash	449,796	471,635	488,418

	$86,485,741	$87,142,609	$86,318,312

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable-General Partner	$1,396,813	$1,660,010	$1,314,929
Commodity hedges-current portion	21,962,699	13,270,676	9,026,144
Accounts payable and accrued expenses	2,804,746	2,850,488	2,931,920
Total current liabilities	26,164,258	17,781,174	13,272,993

Commodity hedges, long-term portion	26,243,994	6,179,432	6,189,938
Asset retirement obligations	6,613,458	6,575,851	6,784,361
Deferred income taxes	-	155,281	155,281

Partners' capital
General Partner	1,426,571	1,517,430	1,502,147
Limited Partner	69,901,112	74,353,221	73,604,378
Accumulated other comprehensive loss	(43,863,652)	(19,419,780)	(15,190,786)
Total partners' capital	27,464,031	56,450,871	59,915,739

	$86,485,741	$87,142,609	$86,318,312

The accompanying notes are an integral part of these statements.

AROC Energy, L.P.
(a Texas limited partnership)
STATEMENTS OF INCOME (LOSS)

			Nine Months Ended
	Year Ended December 31,		September 30,
	2005	2006	2006	2007
			(Unaudited)
Operating revenues:
Oil and gas revenues	$28,306,125	$18,438,292	$14,791,918	$16,719,741
Gain on involuntary conversions	5,654,037	-	-	-
Gain (loss) on sale of properties	393,110	-	-	-
Production loss insurance	1,255,500	681,000	177,000	-
Operating revenues	35,608,772	19,119,292	14,968,918	16,719,741

Operating expenses:
Lease operating expense	10,684,115	8,295,426	5,752,912	7,530,313
Severance taxes	3,306,826	1,905,894	1,426,708	1,820,837
Re-engineering and workovers	1,676,376	1,026,350	808,062	1,470,315
Ad Valorem tax and well insurance	1,546,278	1,973,604	1,244,781	2,327,857
Depreciation, depletion, and amortization	7,970,629	5,243,780	4,122,888	4,291,569
Impairment of oil & gas properties	-	443,486	-	-
Hedge ineffectiveness	4,115,041	(4,312,713)	(4,186,541)	(5,031)
Management fees	565,553	259,768	247,189	194,495
General and administrative expense	154,627	140,278	132,816	128,013
Total operating expenses	30,019,445	14,975,873	9,548,815	17,758,368

Income from operations	5,589,327	4,143,419	5,420,103	(1,038,627)
Interest and other income	14,024	554,830	410,842	274,501
Income before income taxes	5,603,351	4,698,249	5,830,945	(764,126)
Deferred income taxes	-	155,281	-	-

Net income (loss)	$5,603,351	$4,542,968	$5,830,945	$(764,126)

The accompanying notes are an integral part of these statements.

AROC Energy, L.P.
(a Texas limited partnership)
STATEMENT OF PARTNERS' CAPITAL AND COMPREHENSIVE INCOME (LOSS)
Period From January 1, 2005 to September 30, 2007

			Accumulated
	General	Limited	other Compre-
	Partner	Partner	hensive loss	Total
Balance January 1, 2005	$1,459,404	$71,509,828	$(19,145,321)	$53,823,911

Comprehensive income (loss):
Net income	112,067	5,491,284	-	5,603,351
Change in fair market value of hedged positions	-	-	(45,116,807)	(45,116,807)
Net realized losses charged to income	-	-	20,398,476	20,398,476
Total comprehensive loss	112,067	5,491,284	(24,718,331)	(19,114,980)

Capital contributions	40,818	2,000,000	-	2,040,818
Cash distributions	(185,718)	(9,100,000)	-	(9,285,718)

Balance, December 31, 2005	1,426,571	69,901,112	(43,863,652)	27,464,031

Comprehensive income:
Net income	90,859	4,452,109	-	4,542,968
Change in fair market value of hedged positions	-	-	8,510,238	8,510,238
Net realized losses charged to income	-	-	15,933,634	15,933,634
Total comprehensive income	90,859	4,452,109	24,443,872	28,986,840

Balance, December 31, 2006	1,517,430	74,353,221	(19,419,780)	56,450,871

Comprehensive income (unaudited):
Net loss	(15,283)	(748,843)	-	(764,126)
Change in fair market value of hedged positions			(6,365,284)	(6,365,284)
Net realized losses charged to income			10,594,278	10,594,278
Total comprehensive income	(15,283)	(748,843)	4,228,994	3,464,868

Balance, September 30, 2007 (unaudited)	$1,502,147	$73,604,378	$(15,190,786)	$59,915,739

The accompanying notes are an integral part of these statements.

AROC Energy, L.P.
(a Texas limited partnership)
STATEMENTS OF CASH FLOWS
			Nine Months Ended
	Year Ended December 31,		September 30,
	2005	2006	2006	2007
			(Unaudited)
Cash flows from operating activities:
Net income (loss)	$5,603,351	$4,542,968	$5,830,945	$(764,126)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	7,970,629	5,243,780	4,122,888	4,291,569
Impairment of oil & gas properties	-	443,486	-	-
Accretion of discounted asset retirement obligations	282,283	281,069	208,306	208,510
Gain on sale of properties	(393,110)	-	-	-
Gain on involuntary conversion of oil and gas properties	(5,654,037)	-	-	-
Hedge ineffectiveness loss (gain)	4,115,041	(4,312,713)	(4,186,541)	(5,031)
Deferred income taxes	-	155,281	-	-
Changes in assets and liabilities:
Accounts receivable	1,779,509	3,395,589	3,049,655	(1,346,157)
Prepaid expense and other	32,041	(1,013,455)	(1,597,056)	263,078
Accounts payable and accrued expenses	1,440,636	308,939	(1,140,677)	(263,650)
Net cash provided by operating activities	15,176,343	9,044,944	6,287,520	2,384,193

Cash flows from investing activities:
Additions of property and equipment	(6,472,374)	(11,783,159)	(7,016,121)	(5,014,597)
Increase in restricted cash	(10,992)	(21,839)	(14,280)	(16,783)
Insurance proceeds from involuntary conversion	7,059,192	-	-	-
Sales of oil and gas properties	1,693,934	-	-	-
Net cash used in investing activities	2,269,760	(11,804,998)	(7,030,401)	(5,031,380)

Cash flows from financing activities:
Partners' capital contributions	2,040,818	-	-	-
Cash distributions to partners	(9,285,718)	-	-	-
Net cash used in financing activities	(7,244,900)	-	-	-

Net increase (decrease) in cash	10,201,203	(2,760,054)	(742,881)	(2,647,187)
Cash and cash equivalents at beginning of period	2,223,412	12,424,615	12,424,615	9,664,561

Cash and cash equivalents at end of period	$12,424,615	$9,664,561	$11,681,734	$7,017,374

Supplemental disclosures of noncash investing and financing activities:
Additions to oil and gas properties resulting from
recognition of future abandonment costs	$39,124	$116,153	$-	$-

The accompanying notes are an integral part of these statements.

AROC Energy, L.P.
(a Texas Limited Partnership)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006

NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

1.	Organization and Basis of Presentation

AROC Energy, L.P. (the “Partnership”) was formed August 14, 2003 as a Texas limited partnership.   On August 18, 2003 the Partnership acquired producing oil and gas properties from subsidiaries of AROC Inc. (“AROC”) for $68,171,412, of which $66,807,967 was funded with cash contributed by TIFD III-X LLC, the Limited Partner.  AROC contributed property interests valued at $1,363,445 in exchange for the general partner interest.  AROC Resources LLC, a wholly owned subsidiary of Southern Bay Energy, LLC serves as general partner.

Partnership revenues, costs and expenses are generally shared 98% by the limited partner and 2% by the general partner, until the limited partner has achieved “Cumulative Payout” (as defined in the Agreement of Limited Partnership), at which time the sharing percentages change to 64.3434% to the limited partner and 35.6566% to the general partner.

The Agreement of Limited Partnership provides that the General Partner has the full and exclusive authority to manage, control, administer and operate the properties, business and affairs of the Partnership.  However, the General Partner may not perform certain acts without the consent of the Limited Partner. Those restrictions generally relate to the ability of the General Partner to borrow money on behalf of the Partnership, mortgage or otherwise encumber Partnership properties, dispose of Partnership properties, make guarantees on behalf of the Partnership, make advance payments of compensation to the General Partner, loan money to the General Partner, merge the Partnership, acquire leases in the name of the Partnership, enter into, amend or terminate hedging transactions and to generally perform any acts which would be detrimental to the Partnership.

The Partnership’s oil and gas interests are located primarily in Louisiana and Texas and, to a lesser extent, in Mississippi, Alabama, New Mexico, Oklahoma, Colorado and Montana.

During December 2006, the Partnership acquired properties located in Port Neches, Texas, from Aspen Exploration for cash of approximately $1.0 million.  All costs were allocated to oil and gas properties and none to goodwill.

Unaudited Information

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted with respect to the unaudited financial statements as of and for the nine months ended September 30, 2006 and 2007.   The information reflected herein for these periods has been taken from the books and records of the Partnership without audit.  However, the information reflects all adjustments, which are, in the opinion of management, normal recurring adjustments necessary for the fair statement of the financial position and results for the periods presented.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year or for any other interim period.

2.	Financial Instruments

The carrying amounts of the Partnership's financial instruments, which include accounts receivable, accounts payable and accrued expenses, approximate fair values because of their short-term nature.  The Partnership’s derivative instruments are measured and recorded at fair value.

3.	Revenue Recognition

Revenues represent income from production and delivery of oil and gas, recorded net of royalties.  The Partnership follows the sales method of accounting for gas imbalances.  A liability is recorded only if the Partnership's takes of gas production exceed its share of estimated recoverable reserves from the respective well.  No receivables are recorded for those wells where the Partnership has taken less than its ownership share of production.  Volumetric production is monitored to minimize imbalances, and such imbalances were not significant at December 31, 2006 and 2005.

4.	Accounts Receivable

The Partnership sells crude oil and natural gas to various customers.  Substantially all of the Partnership’s accounts receivables are due from purchasers of crude oil and natural gas.  Crude oil and natural gas sales are generally unsecured.

As is common industry practice, the Partnership generally does not require collateral or other security as a condition of sale, rather relying on credit approval, balance limitation and monitoring procedures to control the credit use on accounts receivable.  The allowance for doubtful accounts is an estimate of the losses in the Partnership’s accounts receivable.  The Partnership periodically reviews the accounts receivable from customers for any collectibility issues.  An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors.  Accounts deemed uncollectible are charged to the allowance.  Provisions for bad debts and recoveries on accounts previously charged-off are added to the allowance.

Accounts receivable allowance for bad debt was $0 at December 31, 2006 and December 31, 2005.

5.	Oil and Gas Properties

The Partnership follows the successful efforts method of accounting for oil and gas operations whereby costs to acquire mineral interests in oil and gas properties, drill exploratory wells that find proved reserves and drill and equip development wells are capitalized.  Exploration costs, including exploratory dry holes, geological and geophysical and costs of carrying and retaining unproved properties, are charged to operations as incurred.

The Partnership's acquisition and development costs of proved oil and gas properties are amortized using the unit-of-production method based on total proved reserves and proved developed reserves, respectively, as estimated by independent petroleum engineers.

Oil and gas properties are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group.  If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value.  Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis.  The fair value of impaired assets is determined based on expected future cash flows using discount rates commensurate with the risks involved, using prices and costs consistent with those used for internal decision making.  Long-lived assets committed by management for disposal are accounted for at the lower of cost or fair value, less costs to sell.  Impairments of $443,486 were recognized during 2006 due to revisions of reserve estimates.

6.	Income taxes

The Partnership is generally not subject to Federal or state income tax on its taxable income.  The taxable income and deductions are generally reported by the partners in their respective income tax returns and all tax obligations are borne solely by the partners.  Therefore, except as discussed below, the Partnership generally makes no provision for income taxes in its financial statements.

During 2006, the state of Texas enacted legislation, which, effective in 2007 subjects the Partnership to a margin tax (“Texas Margin Tax” or “TMT”) on its taxable margin, as defined.  The taxable margin is essentially gross revenue less certain deductions and is further reduced to reflect the percent of business derived from Texas.  Generally accepted accounting principles require that this tax be accounted for as an income tax.  Therefore the Partnership is required to recognize deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.  As a result, the Partnership recognized a deferred tax liability of $155,281 at December 31, 2006.

7.	Derivative Instruments and Hedging Activities

The Partnership enters into derivative contracts, primarily options and swaps, to hedge future crude oil and natural gas production in order to mitigate the risk of downward movements of market prices.  As required, the Partnership adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  Effective with the adoption of SFAS No. 133, all derivatives are recognized on the balance sheet and measured at fair value.  If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings.  If the derivative qualifies and is designated for hedge accounting, the gain or loss on the derivative is either recognized in income along with an offsetting adjustment to the basis of the item being hedged for fair value hedges or deferred in other comprehensive income to the extent the hedge is effective for cash flow hedges.  To qualify for hedge accounting, the derivative must qualify as either a fair value, cash flow or foreign currency hedge.

The hedging relationship between the hedged instruments and hedged transactions must be highly effective in achieving the offset of changes in fair values and cash flows attributable to the hedged risk, both at the inception of the hedge and on an ongoing basis.  The Partnership measures hedge effectiveness on a quarterly basis.  Hedge accounting is discontinued prospectively when a hedging instrument becomes ineffective.  The Partnership assesses hedge effectiveness based on total changes in the fair value of options used in cash flow hedges rather than changes in intrinsic value only.  As a result, changes in the entire value of option contracts are deferred in accumulated other comprehensive income until the hedged transaction affects earnings to the extent such contracts are effective.  Gains and losses deferred in accumulated other comprehensive income related to cash flow hedge derivatives that become ineffective remain unchanged until the related production is delivered.

Gains and losses resulting from hedge settlements are included in oil and gas revenues and are included in realized prices in the period that the related production is delivered.  Gains and losses on hedging instruments that represent hedge ineffectiveness and gains and losses on derivative instruments that do not qualify for hedge accounting are included in the determination of net income in the period in which they occur.  The resulting cash flows are reported as cash flows from operating activities.

8.	Cash and Cash Equivalents

The Partnership treats all unrestricted investments with an original maturity of three months or less to be cash equivalents.  The Partnership maintains its cash in one financial institution and periodically assesses the financial condition of the institution.  The General Partner believes that any possible credit risk is minimal.

9.	Accounting Estimates

In the course of preparing financial statements in conformity with generally accepted accounting principles, management makes various assumptions and estimates to determine the reported amounts of assets, liabilities, revenue and expenses in relation to the disclosure of commitments and contingencies.  Changes in these assumptions and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, the actual results could differ from the amounts estimated.

10.	Comprehensive Income (Loss)

The Partnership follows SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.  Accumulated other comprehensive loss for 2006 and 2005 consists of unrealized values (liabilities) of commodity hedges qualifying as cash flow hedges in accordance with SFAS No. 133.

11.	Insurance Recoveries

The Partnership recognizes estimated proceeds from insurance recoveries only when the amount of the recovery is determinable and when the Partnership believes that the proceeds are probable of recovery.  When the amount of the estimated recoveries has been determined and when the Partnership has considered that the recovery probable, the recoveries are recognized in the statement of income.

12.	Reclassifications

Certain reclassifications have been made to prior-period amounts to conform with the current period presentation.

NOTE B – RELATED PARTY TRANSACTIONS

Accounts receivable from the General Partner represent oil and gas revenues collected by the General Partner on behalf of the Partnership.  Accounts payable to the General Partner represent the Partnership’s share of property operating expenditures and capital expenditures that were incurred by operating subsidiaries of the General Partner on behalf of the Partnership and accrued management fees.

Subsidiaries of the General Partner operate most oil and gas properties in which the Partnership has an interest.  Under this arrangement, these subsidiaries collect the Partnership’s share of revenues from purchasers and incur property operating and development expenditures on behalf of the Partnership.  Monthly, the Partnership’s revenues are paid to the Partnership and the Partnership reimburses these entities for its share of expenditures.

The Partnership Agreement provides for a monthly management fee to be paid to the General Partner equal to 4% of the Partnership’s Net Monthly Income, as defined in the partnership agreement.  During 2006 and 2005, the Partnership incurred $259,768 and $565,553, respectively, in management fees pursuant to this provision.

NOTE C – RESTRICTED CASH

Restricted cash consists of the Partnership’s share of an escrow deposit required under the terms of an agreement among the Partnership and AROC (“Buyers”) and the seller of certain oil and gas properties in which the Partnership has an interest.  The purpose of this deposit is to assure maintenance and administration of a plugging bond and Buyers’ compliance with plugging and abandonment obligations assumed in connection with Buyers’ acquisition of the properties.

NOTE D – ASSET RETIREMENT OBLIGATIONS

In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations (“ARO”), and in connection with the properties acquired in August 2003, the Partnership recorded the present value of estimated future abandonment cost totaling $7,249,300 as both a liability and as an addition to the capitalized cost of its oil and gas properties.  The Company will increase the abandonment liability associated with its oil and gas wells when those assets are placed in service.  The changes to the ARO during the years ended December 31, 2006 and 2005 are as follows:

	2006	2005

Balance beginning of year	$6,613,458	$6,739,849
Additional liabilities incurred	116,153	39,124
Disposals of properties	-	(92,873)
Accretion expense	281,069	282,283
Revisions of estimates	(434,829)	(354,925)

Balance end of year	$6,575,851	$6,613,458

NOTE E – HEDGING ACTIVITIES

The Partnership enters into fixed price oil and natural gas swap agreements to fix the price of anticipated future production.

As of December 31, 2006, the Partnership had a fixed price oil swap contract and two fixed price natural gas swap contracts.  Hedged volumes and fixed prices by year, as of December 31, 2006, are summarized below.  Settlements occur monthly based on equal monthly amounts for each year.

	Oil (Bbl)		Natural Gas (Mmbtu)		Natural Gas (Mmbtu)
	Price	Volumes	Price	Volumes	Price	Volumes

2007	$24.47	277,008	$4.745	1,056,876	$6.355	513,480
2008	$-	-	$4.765	917,004	$5.960	460,740
2009	$-	-	$4.785	779,268	$5.610	427,200
					$4.745
		277,008		2,753,148		1,401,420

The fair market value of these contracts at December 31, 2006 was a liability of $19,450,108, of which $13,270,676 is classified as a current liability and $6,179,432 as a non-current liability.  The fair market value of hedge contracts at December 31, 2005 was a liability of $48,206,693, of which $21,962,699 was classified as a current liability and $26,243,994 as a non-current liability.

Realized hedge settlement losses included in oil and gas revenues were $15,933,634 and $20,398,476 for the years ended December 31, 2006 and 2005, respectively.  The Partnership recognized a gain of $4,312,713 in 2006 and a loss of $4,115,041 in 2005 due to ineffectiveness on these hedge contracts.

Unaudited hedge information as of September 30, 2007

As of September 30, 2007, the Partnership had three fixed price oil swap contracts and two fixed price gas swap contracts.  Hedged volumes and fixed prices by year, as of September 30, 2007 are summarized below.  Settlements occur monthly based on equal monthly amounts for each year.

	Swap	Volumes
	price	2007	2008	2009
Oil:
	$24.47	69,252
	$62.73		130,020
	$69.90		69,156
	$62.78			109,560
	$68.90			54,348
Total oil (bbl)		69,252	199,176	163,908

Natural Gas:
	$4.745	264,219
	$6.355	128,370
	$4.765		917,004
	$5.960		460,740
	$4.785			779,268
	$5.610			427,200
Total (Mmbtu)		392,589	1,377,744	1,206,468

The fair market value of these contracts at September 30, 2007 was a liability of $15,216,082, of which $9,026,144 is classified as a current liability and $6,189,938 as a non-current liability.

Realized hedge settlement losses included in oil and gas revenues were $10,594,278 and $12,223,839 for the nine months ended September 30, 2007 and 2006, respectively.  The Partnership recognized gains from hedge ineffectiveness of $5,031 and $4,186,541 for the first nine months of 2007 and 2006, respectively.

On October 17, 2007, the Partnership paid $12,951,792 to cancel all hedges except for gas hedges for 2007 and 2009 volumes.

NOTE F – GAIN ON INVOLUNTARY CONVERSION

In August 2005, Hurricane Katrina caused severe damage to the facilities at two Partnership oil and gas properties located in Southeast Louisiana.  The carrying amount of the destroyed property was $1,405,155.  Insurance proceeds of $7,059,192 were collected in December 2005.  FASB Interpretation No. 30, Accounting for Involuntary Conversions of Nonmonetary Assets to Monetary Assets, requires the recognition of gain to the extent that monetary assets received exceed the carrying amount of the nonmonetary assets involuntarily converted, even though the monetary assets are reinvested to replace the nonmonetary asset.  Consequently, the Partnership recognized a gain of $5,654,037.

As a result of the aforementioned damage, there has been only minimal production from those properties since August 2005.  These properties accounted for approximately 26% of the Partnership’s oil production in 2005 (114,265 barrels) and approximately 25% in 2004 (155,428 barrels).  Partial production was restored in 2006, and reconstruction of the remaining damaged facilities is currently in progress with completion expected in 2007.  The Partnership recognized business interruption recoveries in the amount of $681,000 and $1,255,500 for the years ended December 31, 2006 and 2005, respectively.

NOTE G – SIGNIFICANT CUSTOMERS

In 2006, two purchasers accounted for 19% and 13% of the Partnership’s oil and gas revenues.  In 2005, two purchasers accounted for 15% and 14% of the Partnership’s oil and gas revenues.  No other purchasers accounted for 10% or more of oil and gas revenue in 2006 or 2005.  There are adequate purchasers of the Partnership’s production such that the General Partner believes the loss of one or more of the above purchasers would not have a material adverse effect on its results of operations or cash flows.

NOTE H – SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS
PRODUCING ACTIVITIES (UNAUDITED)

Costs Incurred Relating to Oil and Gas Activities
Costs incurred in 2006 and 2005 in acquisition, development and exploration of oil and gas properties are as follows:

	2006	2005
Acquisition	$1,420,497	$-
Developement	10,478,815	6,320,731
Exploration (delay rentals)	-	25,853

Estimated Quantities of Proved Oil and Gas Reserves

The estimates of proved oil and gas reserves are based on a report by independent petroleum engineers.  The estimates at December 31, 2006 and 2005 were prepared by Cawley, Gillespie & Associates, Inc.   The General Partner emphasizes that reserve estimates are inherently imprecise.  Accordingly, the estimates are expected to change as more current information becomes available.  In addition, a portion of the Partnership's proved reserves is undeveloped, which increases the imprecision inherent in estimating reserves that may ultimately be produced.

Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

The following is a summary of the Partnership’s proved oil and gas reserves, all of which are located in the United States.  Gas volumes include quantities that will be converted to natural gas liquids upon processing.

	Oil	Gas
	(Bbls)	(Mcf)

Proved reserve quantities, December 31, 2004	6,571,427	32,892,137
Purchase of minerals-in-place	-	-
Production	(438,833)	(3,265,161)
Sales of minerals-in-place	(163)	(1,012,801)
Revision of quantity estimates	(589,303)	(3,600,599)

Proved reserve quantities, December 31, 2005	5,543,128	25,013,576

Purchases of minerals-in-place	268,468	-
Production	(307,508)	(2,205,424)
Revision of quantity estimates	6,972	(2,504,379)

Proved reserve quantities, December 31, 2006	5,511,060	20,303,773

Proved developed reserves
December 31, 2005	4,633,169	21,042,692
December 31, 2006	4,602,319	16,428,991

Discounted Future Net Cash Flows

In accordance with SFAS No. 69, estimates of the standardized measure of discounted future cash flows were determined by applying period-end prices (adjusted for location and quality differentials) to the estimated future production of year-end proved reserves.  Future cash inflows were reduced by the estimated future production and development costs based on period-end costs to determine cash inflows in the associated proved oil and gas properties.    Future net cash inflows were discounted using a 10% annual discount rate to arrive at the standardized measure.

Estimated future income taxes included in standardized measure of discounted future net cash flows are restricted to the Texas Margin Tax.  No other income taxes have been taken into account, since future taxable income or loss is generally taxed directly to the partners, not to the Partnership.

The standardized measure of discounted future net cash flow amounts contained in the following tabulation does not purport to represent the fair market value of oil and gas properties.  No value has been given to unproved acreage.  There are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production and the timing and amount of future costs.  Future realization of oil and gas prices over the remaining reserve lives may vary significantly from current prices.  In addition, the method of valuation utilized, based on year-end prices and costs and the use of a 10% discount rate, and is not necessarily appropriate for determining fair value.

The estimated standardized measure of discounted future cash flows at December 31, 2006 and 2005 is as follows:

	2006	2005

Future cash inflows	$427,113,250	$532,398,188
Future production costs	173,391,542	174,887,328
Future development costs	25,709,996	25,686,766
Future income taxes	871,604	-

Future net cash flows	227,140,108	331,824,094

10% annual discount for estimated timing of cash flows	92,095,105	131,079,828

Standardized measure of discounted future net cash flows	$135,045,003	$200,744,266

The changes in standardized measure of discounted future net cash flows (not including the effects of hedging) for the year ended December 31, 2006 (in thousands):

	2006	2005

Standardized measure, beginning of year	$200,744,266	$179,210,906
Changes in prices, net of production cost	(45,476,358)	71,247,922
Previously estimated development cost incurred	-	2,327,410
Revision of quantity estimates	(6,965,985)	(26,487,481)
Change in future development costs	(13,823)	(523,914)
Purchases of minerals-in-place	5,687,000	-
Sales, net of production cost	(21,170,652)	(31,799,142)
Sales of minerals-in-place	-	(1,593,661)
Accretion of discount	22,024,140	19,066,319
Change in estimated future income taxes	(513,153)	-
Changes in timing of estimated cash flows and other	(19,270,432)	(10,704,093)

Standardized measure, end of period	$135,045,003	$200,744,266

Current prices at year end, used in standardized measure:

Oil (per barrel)	$57.62	$57.63
Gas (per Mcf)	5.17	8.52

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition of the limited partner interest in AROC Energy, L.P. (“AROC”) by GeoResources, Inc. (“GeoResources”).  The unaudited pro forma condensed consolidated balance sheet at September 30, 2007 has been prepared as if the transaction had been consummated on September 30, 2007.  The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2006 and for the nine months ended September 30, 2007 were prepared as if this acquisition had been consummated on January 1, 2006.  The unaudited pro forma condensed consolidated statements of income also include the pro forma effects of the mergers of Southern Bay Oil & Gas, L.P. (“Southern Bay”) and PICA Energy, LLC (“PICA”) into GeoResources, which occurred April 17, 2007.

These pro forma financial statements are presented under the successful efforts method of accounting for oil and gas properties.  The acquisition will be accounted for as a purchase by GeoResources, Inc.

The pro forma results as presented in these statements may not be indicative of the actual results that would have occurred had the AROC acquisition and the mergers occurred at the beginning of the periods presented and may not be indicative of future results. The pro forma financial statements should be read in conjunction with the historical financial statements of AROC Energy, L.P. The pro forma financial statements should also be read in conjunction with the pro forma financial statements of GeoResources, Inc. as of, and for the year ended December 31, 2006, as well as the historical financial statements of the entities included in the merger with GeoResources on April 17, 2007, all of which were included in Form 8-K/A filed on June 22, 2007.

GeoResources, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2007
(in thousands)

	Historical
	Geo	AROC		Pro Forma	Pro Forma
	Resources	Energy		Adjustments	Consolidated
ASSETS
Current assets:
Cash	$17,372	$7,017	(a)	$2,401	$13,838
			(b)	(12,952)
Receivables and other	25,861	7,749	(c)	(4,115)	29,495
Total current assets	43,233	14,766		(14,666)	43,333

Oil and gas properties	87,931	98,499	(a)	6,197	192,627
Other property and equipment	1,093	-			1,093
	89,024	98,499		6,197	193,720
Accumulated depreciation,
depletion and amortization	(9,596)	(27,435)	(a)	27,435	(9,596)
Net property and equipment	79,428	71,064		33,632	184,124

Equity in oil and gas limited partnerships	3,356	-	(a)	(1,512)	1,844
Notes receivable and other	1,323	488	(a)	1,249	3,060

Total Assets	$127,340	$86,318		$18,703	$232,361

LIABILITIES AND EQUITY
Current liabilities	$34,261	$13,273	(b)	$(8,244)	$35,175
			(c)	(4,115)
Long-term debt	-		(a)	96,000	96,000
Commodity hedges, long-term portion	-	6,190	(b)	(4,708)	1,482
Deferred income taxes	3,725	155	(a)	(155)	3,725
Asset retirement obligations	5,199	6,784			11,983
Total Liabilities	43,185	26,402		78,778	148,365

Equity	84,155	59,916	(a)	(60,075)	83,996

Total liabilities and equity	$127,340	$86,318		$18,703	$232,361

See accompanying notes

GeoResources, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
Year ended December 31, 2006
(in thousands, except share data)

	Geo	AROC
	Resources	Energy		Pro Forma	Pro Forma
	Pro Forma (*)	Historical		Adjustments	Consolidated
Revenues:
Oil and gas revenues	$30,500	$18,438	(d)	$15,934	$64,872
Drilling revenue	1,642	-			1,642
Other	3,000	1,235	(a)	(91)	3,884
			(c)	(260)
	35,142	19,673		15,583	70,398
Costs and expenses:
Oil and gas production	10,597	13,201			23,798
Drilling operations	1,485				1,485
Depreciation, depletion and
amortization and impairments	6,692	5,687	(b)	1,782	14,161
Exploration	627	-			627
Hedge ineffectiveness	(393)	(4,313)	(d)	4,313	(393)
Selling, general and administrative	4,567	400	(c)	(260)	4,707
Interest	693	-	(e)	7,213	7,906
Other	518	-			518
	24,786	14,975		13,048	52,809

Income before income taxes	10,356	4,698		2,535	17,589
Income tax expense	3,658	155	(g)	2,519	6,332

Net income	$6,698	$4,543		$16	$11,257

Earnings (loss) per share:
Basic	$0.46				$0.78
Diluted	$0.46				$0.77

Weighted average shares outstanding:
Basic	14,466,720				14,466,720
Diluted	14,528,748				14,528,748

(*) Refer to the Company's Form 8-K/A filed on June 22, 2007.

See accompanying notes

GeoResources, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
Nine Months Ended September 30, 2007
(in thousands, except share data)

	Historical
	Geo	AROC		Pro Forma	Pro Forma
	Resources	Energy		Adjustments	Consolidated
Revenues:
Oil and gas revenues	$18,110	$16,720	(d)	$10,594	$47,531
			(f)	$2,107
Other	2,927	274	(a)	15	3,106
			(c)	(194)
			(f)	84
Total revenues	21,037	16,994		12,606	50,637

Costs and expenses:
Oil and gas production	7,825	13,149	(f)	917	21,891
Depreciation, depletion and					-
amortization and impairments	4,589	4,292	(b)	1,306	10,765
			(f)	578
Drilling and other			(f)	145	145
Hedge ineffectiveness	-	(5)	(d)	5	-
Selling, general and administrative	4,506	322	(c)	(194)	5,073
			(f)	439
Interest	380	-	(e)	5,410	5,793
			(f)	3
Total expense	17,300	17,758		8,609	43,667

Income before income taxes	3,737	(764)		3,997	6,970
Income tax expense	2,788	-	(g)	1,164	3,952

Net income	$949	$(764)		$2,833	$3,018

Earnings (loss) per share:
Basic	$0.08				$0.21
Diluted	$0.08				$0.21

Weighted average shares outstanding:
Basic	11,638,567				14,616,446
Diluted	11,638,567				14,616,446

See accompanying notes

GeoResources, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated balance sheet reflects the adjustments set forth below.

(a)	To record the issuance of debt in the amount $ 96.0 million to acquire the limited partner interest of AROC Energy, L.P. and to fund certain acquisition and loan costs.
(b)	To record the extinguishment of certain of AROC’s hedge liabilities totaling $12.952 million. This was funded with loan proceeds of $2.401 million and existing cash of $10.551 million.
(c)	Elimination of inter-company receivables and payables.

The unaudited pro forma condensed consolidated statements of income reflect the following adjustments:

(a)	To eliminate general partner equity in net income (loss) of AROC.
(b)	To adjust depreciation, depletion and amortization of AROC’s oil and gas properties to reflect their purchase price, utilizing the units of production method under successful efforts accounting.
(c)	To eliminate the general partner’s management fee earned from AROC
(d)	To eliminate AROC hedging costs assuming that hedges had been extinguished January 1, 2006.
(e)
To record additional interest related to debt issued in the acquisition of AROC and amortization of loan acquisition costs.   Interest was computed using the Company’s current effective LIBOR rate of 7.08%.  An increase or decrease in the effective rate of 1/8% would increase or decrease the annual interest expense by $120,000 per year at the Company’s current debt level of $96.0 million.

(f)	To record revenue and expenses of GeoResources and PICA prior to the merger of April 17, 2007
(g)	To adjust for income tax expense on the pro forma consolidated operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC.

/s/ Frank A. Lodzinski

By: Frank A. Lodzinski, President

Date: December 6, 2007